Exhibit 4.15

THE SECURITIES REPRESENTED BY THIS CERTIFICATE (AND THE ORDINARY SHARES ISSUABLE PURSUANT TO SUCH SECURITIES) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED SOLELY FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TOWARD RESALE AND NEITHER THESE SECURITIES NOR THE ORDINARY SHARES ISSUABLE PURSUANT THERETO MAY BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED TO ANY PERSON OTHER THAN THE ISSUER OF THESE SECURITIES IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO AN APPLICABLE EXEMPTION THEREUNDER, AS EVIDENCED BY AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS; PROVIDED THAT SUCH OPINION OF COUNSEL SHALL NOT BE REQUIRED IN THE CASE OF A RESALE PURSUANT TO RULE 144 UNDER THE SECURITIES ACT (“RULE 144”) IF SUCH RESALE IS NOT MADE BY AN “AFFILIATE” (WITHIN THE MEANING OF RULE 144) OF THE ISSUER OF THESE SECURITIES.

UCLOUDLINK GROUP INC.

Convertible Debenture

Principal Amount:$5,000,000

Debenture Issuance Date: January 6, 2022

Debenture Number: UCL-1

FOR VALUE RECEIVED, UCLOUDLINK GROUP INC., a Cayman Island corporation (the "Company"), hereby promises to pay to the order of YA II PN, Ltd., or its registered assigns (the "Holder") the amount set out above as the Principal Amount (as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the "Principal") when due, whether upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest ("Interest") on any outstanding Principal at the applicable Interest Rate from the date set out above as the Debenture Issuance Date (the "Issuance Date") until the same becomes due and payable, whether upon the Maturity Date or acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof). This Convertible Debenture (including all debentures issued in exchange, transfer or replacement hereof, this "Debenture") was originally issued pursuant to the Securities Purchase Agreement dated January 5, 2022, as amended (the “Securities Purchase Agreement”) between the Company and the Buyers listed on the Schedule of Buyers attached thereto.  Certain capitalized terms used herein are defined in Section (14).

(1)GENERAL TERMS

(a)Maturity Date. On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all outstanding Principal, accrued and unpaid Interest, and any other amounts outstanding pursuant to the terms of this Debenture. The "Maturity Date" shall be January 6, 2023, or as may be extended at the option of the Holder. Other than as specifically permitted by this Debenture, the Company may not prepay or redeem any portion of the outstanding Principal and accrued and unpaid Interest.

(b)Interest Rate and Payment of Interest. Interest shall accrue on the outstanding Principal balance hereof at an annual rate equal to 5% (“Interest Rate”), which Interest Rate shall increase to an annual rate of 15% for so long as any Event of Default remains uncured. Interest shall be calculated on the basis of a 365-day year and the actual number of days elapsed, to the extent permitted by applicable law.

(c)Triggering Event.  If, 90 days after the Debenture Issuance Date set forth above, and from time to time thereafter, the daily VWAP is less than the Floor Price then in effect for at least 5 Trading Days in a period of 10 consecutive Trading Days (the last such day of each such occurrence, a “Triggering Date”), then the Company shall make monthly payments beginning on the last calendar day of the month when the Triggering Date occurred. Each monthly payment shall be in an amount equal to the sum of (i) the Principal Amount outstanding as of the Triggering Date divided by the number of months until the Maturity Date, (ii) the Redemption Premium (as defined below) in respect of such Principal Amount, and (iii) accrued and unpaid interest hereunder as of each payment date. Each monthly payment obligation shall be reduced by any amounts converted since the last monthly payment. The obligation of the Company to make monthly payments hereunder shall cease if any time after the applicable Triggering Date, either (i) the Company provides the Holder a reset notice (each, a “Floor Reset Notice”) setting forth a reduced Floor Price which shall be equal to no more than 50% of the Closing Price on the Trading Day immediately prior to such Reset Notice (and in no event greater than the Floor Price then in effect) or (ii) the daily VWAP is greater than the Floor Price for a period of 10 consecutive Trading Days, unless a subsequent Triggering Date occurs. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(2)Early Redemption. The Company shall have the right, but not the obligation, to redeem (“Optional Redemption”) early a portion or all amounts outstanding under this Debenture as described in this Section; provided that (i) the trading price of the ADSs is less than the Fixed Conversion Price and (ii) the Company provides the Holder with at least 10 Business Days’ prior written notice (each, a “Redemption Notice”) of its desire to exercise an Optional Redemption. Each Redemption Notice shall be irrevocable and shall specify the outstanding balance of the Convertible Debentures to be redeemed and the applicable Redemption Premium. The “Redemption Amount” shall be equal to the outstanding Principal balance being redeemed by the Company, plus the applicable Redemption Premium, plus all accrued and unpaid interest. After receipt of the Redemption Notice, the Holder shall have 20 Trading Days to elect to convert all or any portion of Convertible Debentures. On the 21st Business Day after the Redemption Notice, the Company shall deliver to the Holder the Redemption Amount with respect to the Principal amount redeemed after giving effect to conversions effected during the 10 Business Day period.

(3)EVENTS OF DEFAULT.

(a)An “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i)the Company's failure to pay to the Holder any amount of Principal, Interest, or other amounts when and as due under this Debenture or any other Transaction Document within five (5) Business Days after such payment is due;

(ii)The Company or any Significant Subsidiary of the Company shall commence, or there shall be commenced against the Company or any Significant Subsidiary of the Company under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company or any Significant Subsidiary of the Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or any Significant Subsidiary of the Company or there is commenced against the Company or any Significant Subsidiary of the Company any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of 61 days; or the Company or any Significant Subsidiary of the Company is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Company or any Significant Subsidiary of the Company suffers any appointment of any custodian, private or court appointed receiver or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of sixty one (61) days; or the Company or any Significant Subsidiary of the Company makes a general assignment for the benefit of creditors; or the Company or any Significant Subsidiary of the Company shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Company or any Significant Subsidiary of the Company shall call a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or the Company or any Significant Subsidiary of the Company shall by any act or failure to act expressly indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Company or any Significant Subsidiary of the Company for the purpose of effecting any of the foregoing;

(iii)The Company or any Significant Subsidiary of the Company shall default in any of its obligations under any other debenture or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Company or any Significant Subsidiary of the Company in an amount exceeding $100,000, whether such indebtedness now exists or shall hereafter be created and such default is not cured within ten (10) Business Days or by the end of any extension period agreed by the creditor, if applicable;

(iv)The ADSs shall cease to be quoted or listed for trading, as applicable, on the Primary Market for a period of 10 consecutive Trading Days;

(v)The Company or any Significant Subsidiary of the Company shall be a party to any Change of Control Transaction (as defined in Section (14)) unless in connection with such Change of Control Transaction this Debenture is retired;

(vi)the Company's (A) failure to deliver the required number of Ordinary Shares to the Holder within two (2) Trading Days after the applicable Ordinary Share Delivery Date, (B) failure to cause the issuance of the ADSs to the Holder within two (2) Trading Days after the applicable ADS Share Delivery Date (if applicable), or (C) notice, written or oral, to any holder of the Debentures, including by way of public announcement, at any time, of its intention not to comply with a request for conversion of any Debentures into Ordinary Shares, or facilitate the deposit of such Ordinary Shares with the Depositary Bank and the issuance of the ADSs representing such Ordinary Shares that is tendered in accordance with the provisions of the Debentures, other than pursuant to Section (5)(c);

(vii)The Company shall fail for any reason to deliver the payment in cash pursuant to a Buy-In (as defined herein) within five (5) Business Days after such payment is due;

(viii)The Company shall fail to observe or perform any other material covenant, agreement or warranty contained in, or otherwise commit any material breach or default of any provision of this Debenture (except as may be covered by Section (3)(a)(i) through (3)(a)(x) hereof) or any Transaction Document (as defined in Section (14)) which is not cured within the time prescribed.

(ix)The depositary agreement between the Depositary Bank and the Company shall be amended or changed in any manner that is disadvantage to ADS holders in general or to the Holder, or such agreement, or the ADS facility, is terminated.

(x)any Event of Default (as defined in the Other Debentures) occurs with respect to any Other Debentures.

(b)During the time that any portion of this Debenture is outstanding, if any Event of Default has occurred and is continuing, the full unpaid Principal amount of this Debenture, together with interest and other amounts owing in respect thereof, to the date of acceleration shall become at the Holder's election, immediately due and payable in cash.  Furthermore, in addition to any other remedies, the Holder shall have the right (but not the obligation) to convert this Debenture (subject to the beneficial ownership limitations set out in Section (4)(c)) at any time after (x) an Event of Default (provided that such Event of Default is continuing) or (y) the Maturity Date (provided the outstanding balance is not repaid) at the Conversion Price. The Holder need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind, (other than required notice of conversion) and the Holder may immediately enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by Holder at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

(4)CONVERSION OF DEBENTURE.This Debenture shall be convertible into the Company's Ordinary Shares, which may be represented by American Depositary Shares (the “ADSs,” each ADS representing the right to receive ten Ordinary Shares of the Company) on the terms and conditions set forth in this Section (4).

(a)Conversion Right.  Subject to the limitations of Section (4)(c), at any time or times on or after the Issuance Date, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) into fully paid and nonassessable Ordinary Shares in accordance with Section (4)(b), at the Ordinary Shares Conversion Rate (as defined below). Upon each conversion the Company shall, at its expense, issue the applicable underlying Ordinary Shares, cause the deposit of such Ordinary Shares with the Depositary Bank, and cause the Depositary Bank to deliver the applicable number of ADSs to the Holder. The number of ADSs representing the Ordinary Shares issuable upon conversion of any Conversion Amount pursuant to this Section (4)(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the "Conversion Rate") and the underlying Ordinary Shares to be issued shall be determined by multiplying the resulting number of ADS by the number of Ordinary Shares represented by each ADS (which as of the Issuance Date is 10) (the "Ordinary Shares Conversion Rate"). No fraction of an ADS will be delivered upon any conversion. All calculations under this Section (4) shall be rounded to the nearest $0.0001. If the issuance would result in the issuance of a fraction of an ADS, the Company shall round such fraction of a share up to the nearest whole share. The Company shall pay any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Ordinary Shares upon conversion of any Conversion Amount as well as any conversion or and issuance costs in respect of the issuance of ADSs including all depositary fees.

(i)"Conversion Amount" means the portion of the Principal and accrued Interest to be converted, redeemed or otherwise with respect to which this determination is being made.

(ii)"Conversion Price" means, as of any Conversion Date (as defined below) or other date of determination the lower of (i) $3.50 per ADS (the “Fixed Conversion Price”), or (ii) 85% of the average of two lowest daily VWAPs  during the 10 consecutive Trading Days immediately preceding the Conversion Date or other date of determination (the “Variable Conversion Price”), but not lower than the Floor Price.  The Conversion Price shall be adjusted from time to time pursuant to the other terms and conditions of this Debenture.

(b)Mechanics of Conversion.

(i)Optional Conversion.  To convert any Conversion Amount into Ordinary Shares on any date (a "Conversion Date"), the Holder shall (A) transmit by email, for receipt on or prior to 11:59 p.m., New York Time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the "Conversion Notice") to the Company, and (B) if required by Section (4)(b)(iii), surrender this Debenture to a nationally recognized overnight delivery service for delivery to the Company (or an indemnification undertaking reasonably satisfactory to the Company with respect to this Debenture in the case of its loss, theft or destruction).  On or before the third (3rd) Trading Day following the date of receipt of a

Conversion Notice, the Company shall issue the underlying Ordinary Shares (the "Ordinary Share Delivery Date") and, if legends are not required to be placed on the Ordinary Shares certificates and to the extent permitted by applicable laws and regulations, take all steps necessary to cause the transfer and deposit of such Ordinary Shares with the Depositary Bank and on or before the end of the fifth (5th) Trading Day following the later of the date of receipt of a Conversion Notice and the date when the Company’s depositary bank receives necessary documents for conversion (the “ADS Share Delivery Date”) (X) provided that the Transfer Agent is participating in the Depository Trust Company's ("DTC") Fast Automated Securities Transfer Program, instruct the Depositary Bank to credit such aggregate number of ADSs to which the Holder shall be entitled to the Holder's or its designee's balance account with DTC through its Deposit Withdrawal and Custodian system or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, instruct the Depositary Bank to deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of ADSs to which the Holder shall be entitled which certificates shall not bear any restrictive legends unless required pursuant to rules and regulations of the Commission. If this Debenture is physically surrendered for conversion and the outstanding Principal of this Debenture is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than three (3) Business Days after receipt of this Debenture and at its own expense, issue and deliver to the holder a new Debenture representing the outstanding Principal not converted. The Person or Persons entitled to receive ADSs issuable upon a conversion of this Debenture shall be treated for all purposes as the record holder or holders of such ADSs upon the transmission of a Conversion Notice.

(ii)Company's Failure to Timely Convert.  If the Company shall fail to issue the underlying Ordinary Shares by the Ordinary Share Delivery Date, or, if legends are not required to be placed on the Ordinary Shares certificates to the extent permitted by applicable laws and regulations, the Company shall fail to cause the issuance and delivery of a certificate to the Holder or credit the Holder's balance account with DTC for the number of ADSs to which the Holder is entitled upon such Holder's conversion by the ADS Share Delivery Date (a "Conversion Failure"), and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) ADSs to deliver in satisfaction of a sale by the Holder of ADSs issuable upon such conversion that the Holder anticipated receiving from the Company (a "Buy-In"), then the Company shall, within five (5) Business Days after the Holder's request and in the Holder's discretion, either (i) pay cash to the Holder in an amount equal to the Holder's total purchase price (including brokerage commissions and other out of pocket expenses, if any) for the ADSs so purchased (the "Buy-In Price"), at which point the Company's obligation to deliver such certificate (and to issue such ADSs) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such ADSs and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of ADSs, times (B) the Closing Bid Price on the Conversion Date.

(iii)Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Debenture in accordance with the terms hereof, the Holder shall not be required to physically surrender this Debenture to the Company unless (A) the full Conversion Amount represented by this Debenture is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Debenture upon physical surrender of this Debenture.  The

Holder and the Company shall maintain records showing the Principal and Interest converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Debenture upon conversion.

(c)Limitations on Conversions.

(i)Beneficial Ownership.  The Holder shall not have the right to convert any portion of this Debenture or otherwise receive Ordinary Shares or ADSs hereunder to the extent that after giving effect to such conversion or receipt of such Ordinary Shares or ADSs, the Holder, together with any affiliate thereof, would beneficially own (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder), either directly, or through ADSs, in excess of 4.99% of the number of Ordinary Shares outstanding immediately after giving effect to such conversion. Since the Holder will not be obligated to report to the Company the number of Ordinary Shares or ADSs it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of Ordinary Shares or ADSs representing beneficial ownership in excess of 4.99% of the then outstanding Ordinary s without regard to any other Ordinary Shares or ADSs which may be beneficially owned by the Holder or an affiliate thereof, the Holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of the Principal amount of this Debenture is convertible shall be the responsibility and obligation of the Holder, provided however, upon the request of the Company, the Holder shall report its holdings in ADSs and Ordinary Shares to the Company.  If the Holder has delivered a Conversion Notice for a Principal amount of this Debenture that, without regard to any other ADSs or Ordinary Shares that the Holder or its affiliates may beneficially own, would result in the issuance in excess of the permitted amount hereunder, the Company shall notify the Holder of this fact and shall honor the conversion for the maximum Principal amount permitted to be converted on such Conversion Date in accordance with Section 3(a) and any Principal amount tendered for conversion in excess of the permitted amount hereunder shall remain outstanding under this Debenture. The provisions of this Section may be waived by a Holder (but only as to itself and not to any other Holder) upon not less than 65 days prior notice to the Company. Other Holders shall be unaffected by any such waiver.

(d)Other Provisions.

(i)The Company shall at all times reserve and keep available out of its authorized Ordinary Shares the full number of Ordinary Shares issuable upon conversion of all outstanding amounts under this Debenture; and within three (3) Business Days following the receipt by the Company of a Holder's notice that such minimum number of Underlying Shares is not so reserved, the Company shall promptly reserve a sufficient number of shares to comply with such requirement.

(ii)Upon notice by the Holder to the Company to convert any Ordinary Shares issued or issuable hereunder into ADSs, including by notice contained in any Conversion Notice or otherwise, to the extent permitted by applicable law, the Company shall use its best efforts to facilitate the conversion process, including, without limitation, by promptly providing any confirmation letters, certificates, notices, or instructions to the Depository, Cayman

Island’s counsel, or the Company’s registrar, as applicable, and by promptly paying any and all depositary fees or other issuance fees or expenses.

(iii)All calculations under this Section (4) shall be rounded to the nearest $0.0001 or whole share.

(iv)Nothing herein shall limit a Holder's right to pursue actual damages or declare an Event of Default pursuant to Section (3) herein for the Company’s failure to deliver certificates representing shares upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief, in each case without the need to post a bond or provide other security. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

(5)Adjustments to Conversion Price

(a)Adjustment of Conversion Price upon Subdivision or Combination of ADSs.  If the Company, at any time while this Debenture is outstanding, shall (a) pay a stock dividend or otherwise make a distribution or distributions on its Ordinary Shares or any other equity or equity equivalent securities payable in shares which results in an increase in the number of outstanding Ordinary Shares, (b) subdivide its outstanding Ordinary Shares or ADSs into a larger number of Ordinary Shares of ADSs, (c) combine (including by way of reverse share split) outstanding Ordinary Shares or ADSs into a smaller number of Ordinary Shares or ADSs, or (d) issue additional Ordinary Shares or ADSs by reclassification of ADSs or Ordinary Shares or any shares of capital stock of the Company, then each of the Fixed Conversion Price and the Floor Price shall be multiplied by a fraction of which the numerator shall be the number of Ordinary Shares or ADSs (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of Ordinary Shares or ADSs outstanding after such event, provided however, the Floor Price shall not be adjusted upon any event described in subpart (c) of this Section. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b)Other Events.  If any event occurs of the type contemplated by the provisions of this Section (5) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features, changing the number of Ordinary Shares represented by each ADS, or issuing Convertible Securities with a variable conversion formula that is more favorable than this Debenture), then the Company's Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holder under this Debenture; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section (5). If the Company issues any Convertible Securities with a variable conversion formula that is more favorable than this Debenture, then at the option of the Holder, the Variable Conversion Price formula shall be changed to match that of the new Convertible Securities.

(c)Other Corporate Events.  In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of Ordinary Shares or ADSs are entitled to receive securities or other assets with respect to or in exchange for Ordinary Shares or ADSs (a "Corporate Event"), the Company shall make appropriate provision to ensure that the Holder will thereafter have the right to receive upon a conversion of this Debenture, at the Holder's option, (i) in addition to the ADSs and underlying Ordinary Shares receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such ADSs or Ordinary Shares had such shares been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Debenture) or (ii) in lieu of the ADSs and underlying Ordinary Shares otherwise receivable upon such conversion, such securities or other assets received by the holders of ADSs or Ordinary Shares in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Debenture initially been issued with conversion rights for the form of such consideration (as opposed to the ADSs) at a conversion rate for such consideration commensurate with the Conversion Rate. Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the Required Holders. The provisions of this Section shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion or redemption of this Debenture.

(d)Whenever the Conversion Price is adjusted pursuant to Section (5) hereof, the Company shall promptly mail to the Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(e)In case of any (1) merger or consolidation of the Company or any Significant Subsidiary of the Company with or into another Person, or (2) sale by the Company or any Significant Subsidiary of the Company of more than one-half of the assets of the Company in one or a series of related transactions, a Holder shall have the right to (A) exercise any rights under Section (3)(b), (B) convert the aggregate amount of this Debenture then outstanding into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders Ordinary Shares or ADSs following such merger, consolidation or sale, and such Holder shall be entitled upon such event or series of related events to receive such amount of securities, cash and property as the ADSs and underlying Ordinary Shares into which such aggregate Principal amount of this Debenture could have been converted immediately prior to such merger, consolidation or sales would have been entitled, or (C) in the case of a merger or consolidation, require the surviving entity to issue to the Holder a convertible Debenture with a Principal amount equal to the aggregate Principal amount of this Debenture then held by such Holder, plus all accrued and unpaid interest and other amounts owing thereon, which such newly issued convertible Debenture shall have terms identical (including with respect to conversion) to the terms of this Debenture, and shall be entitled to all of the rights and privileges of the Holder of this Debenture set forth herein and the agreements pursuant to which this Debentures were issued. In the case of clause (C), the conversion price applicable for the newly issued shares of convertible preferred stock or convertible Debentures shall be based upon the amount of securities, cash and property that each Ordinary Share would receive in such transaction and the Conversion Price in effect immediately prior to the effectiveness or closing date for such transaction. The terms of any such merger, sale or consolidation shall include such terms so as to continue to give the Holder the right to receive the securities, cash and property set forth in this Section upon any conversion or redemption following such event. This provision shall similarly apply to successive such events.

(6)REISSUANCE OF THIS DEBENTURE.

(a)Transfer.  If this Debenture is to be transferred, the Holder shall surrender this Debenture to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Debenture (in accordance with Section (6)(d)), registered in the name of the registered transferee or assignee, representing the outstanding Principal being transferred by the Holder (along with any accrued and unpaid interest thereof) and, if less than the entire outstanding Principal is being transferred, a new Debenture (in accordance with Section (6)(d)) to the Holder representing the outstanding Principal not being transferred.  The Holder and any assignee, by acceptance of this Debenture, acknowledge and agree that, by reason of the provisions of Section (4)(b)(iii) following conversion or redemption of any portion of this Debenture, the outstanding Principal represented by this Debenture may be less than the Principal stated on the face of this Debenture.

(b)Lost, Stolen or Mutilated Debenture.  Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Debenture, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Debenture, the Company shall execute and deliver to the Holder a new Debenture (in accordance with Section (6)(d)) representing the outstanding Principal.

(c)Debenture Exchangeable for Different Denominations.  This Debenture is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Debenture or Debentures (in accordance with Section (6)(d)) representing in the aggregate the outstanding Principal of this Debenture, and each such new Debenture will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d)Issuance of New Debentures.  Whenever the Company is required to issue a new Debenture pursuant to the terms of this Debenture, such new Debenture (i) shall be of like tenor with this Debenture, (ii) shall represent, as indicated on the face of such new Debenture, the Principal remaining outstanding (or in the case of a new Debenture being issued pursuant to Section (6)(a) or Section (6)(c), the Principal designated by the Holder which, when added to the Principal represented by the other new Debentures issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Debenture immediately prior to such issuance of new Debentures), (iii) shall have an issuance date, as indicated on the face of such new Debenture, which is the same as the Issuance Date of this Debenture, (iv) shall have the same rights and conditions as this Debenture, and (v) shall represent accrued and unpaid Interest from the Issuance Date.

(7)NOTICES.Any notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be in writing by letter and email and will be deemed to have been delivered: upon the later of (A) either (i) receipt, when delivered personally or (ii) one (1) Business Day after deposit with an overnight courier service with next day delivery specified, in each case, properly addressed to the party to receive the same and (B) receipt, when sent by electronic mail. The addresses and email addresses for such communications shall be:

If to the Company, to:	UCLOUDLINK GROUP INC.
Unit 2214-Rm1, 22/F, Mira Place Tower A 132 Nathan Road, Tsim Sha Tsui Kowloon, Hong Kong Telephone: +852 2180-6111 Attention: Chief Executive Officer E-Mail:

If to the Holder:	YA II PN, Ltd
c/o Yorkville Advisors Global, LLC 1012 Springfield Avenue
Mountainside, NJ 07092
Attention: Mark Angelo
Telephone: [REDACTED]
Email: [REDACTED]

or at such other address and/or email and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three (3) Business Days prior to the effectiveness of such change.  Written confirmation of receipt (i) given by the recipient of such notice, consent, waiver or other communication, (ii) electronically generated by the sender's email service provider containing the time, date, recipient email address or (iii) provided by a nationally recognized overnight delivery service, shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

(8)Except as expressly provided herein, no provision of this Debenture shall alter or impair the obligations of the Company, which are absolute and unconditional, to pay the Principal of, interest and other charges (if any) on, this Debenture at the time, place, and rate, and in the coin or currency, herein prescribed.  This Debenture is a direct obligation of the Company. As long as this Debenture is outstanding, the Company shall not and shall cause their subsidiaries not to, without the consent of the Holder, (i) amend its certificate of incorporation, bylaws or other charter documents so as to adversely affect any rights of the Holder; (ii) repay, repurchase or offer to repay, repurchase or otherwise acquire shares of its ADSs, Ordinary Shares or other equity securities; (iii) terminate its ADS facility or amend the depositary agreement in any manner that is disadvantageous to ADS holders in general or to the Holder, or (iv) enter into any agreement with respect to any of the foregoing.

(9)This Debenture shall not entitle the Holder to any of the rights of a stockholder of the Company, including without limitation, the right to vote, to receive dividends and other distributions, or to receive any notice of, or to attend, meetings of stockholders or any other proceedings of the Company.

(10)This Debenture shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflicts of laws thereof.  Each of the parties consents to the jurisdiction of the Supreme Court of the State of New York located in the City of New York, Borough of Manhattan, and the U.S. District Court for the Southern District of New York in connection with any dispute arising under this Debenture and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens to the bringing of any such proceeding in such jurisdictions. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES’ ACCEPTANCE OF THIS AGREEMENT.

(11)If the Company fails to strictly comply with the terms of this Debenture, then the Company shall reimburse the Holder promptly for all fees, costs and expenses, including, without limitation, attorneys’ fees and expenses incurred by the Holder in any action in connection with this Debenture, including, without limitation, those incurred directly: (i) during any workout, attempted workout, and/or in connection with the rendering of legal advice as to the Holder’s rights, remedies and obligations, (ii) collecting any sums which become due to the Holder, (iii) defending or prosecuting any proceeding or any counterclaim to any proceeding or appeal; or (iv) the protection, preservation or enforcement of any rights or remedies of the Holder.

(12)Any waiver by the Holder of a breach of any provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture. The failure of the Holder to insist upon strict adherence to any term of this Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Debenture. Any waiver must be in writing.

(13)If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder shall violate applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the Principal of or interest on this Debenture as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this indenture, and the Company

(to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impeded the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

(14)CERTAIN DEFINITIONS. For purposes of this Debenture, the following terms shall have the following meanings:

(a)“ADSs” shall have the meaning set forth in Section (4).

(b)"Bloomberg" means Bloomberg Financial Markets.

(c)“Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions are authorized or required by law or other government action to close.

(d)“Change of Control Transaction” means the occurrence of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of fifty percent (50%) of the voting power of the Company (except that the acquisition of voting securities by the Holder or any other current holder of convertible securities of the Company shall not constitute a Change of Control Transaction for purposes hereof), (b) a replacement at one time or over time of more than one-half of the members of the board of directors of the Company (other than as due to the death or disability of a member of the board of directors) which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), (c) the merger, consolidation or sale of fifty percent (50%) or more of the assets of the Company or any Significant Subsidiary of the Company in one or a series of related transactions with or into another entity, or (d) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (a), (b) or (c). No transfer to a wholly-owned subsidiary shall be deemed a Change of Control Transaction under this provision.

(e)“Closing Bid Price” means the price per share in the last reported trade of the ADSs on the Primary Market or on the exchange which the ADS is then listed as quoted by Bloomberg.

(f)“Commission” means the Securities and Exchange Commission.

(g)“Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Ordinary Shares or ADSs.

(h)“Depositary Bank” means Bank of New York Mellon or its successor as the depositary for the ADS facility.

(i) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(j)“Floor Price” means $0.50 per share, or any reset Floor Price as determined in accordance with Section (1)(c).

(k)“Fundamental Transaction” means any of the following: (1) the Company effects any merger or consolidation of the Company with or into another Person and the Company is the non-surviving company (other than a merger or consolidation with a wholly owned subsidiary of the Company for the purpose of redomiciling the Company), (2) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (3) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Ordinary Shares are permitted to tender or exchange their shares for other securities, cash or property, or (4) the Company effects any reclassification of the Ordinary Shares or any compulsory share exchange pursuant to which the Ordinary Shares are effectively converted into or exchanged for other securities, cash or property.

(l)“Other Debentures” means any other debentures issued pursuant to the Securities Purchase Agreement and any other debentures, notes, or other instruments issued in exchange, replacement, or modification of the foregoing.

(m)“Ordinary Shares” means the Company's Class A ordinary shares, par value $0.00005 per share, and any capital stock into which such shares shall have been changed or any share capital resulting from a reclassification of such ordinary shares.

(n) “Person” means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

(o)“Primary Market” means the NASDAQ Stock Market and any successor of the foregoing market or exchange.

(p)“Redemption Premium” means 10% of the Principal amount being redeemed.

(q) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(r)“Significant Subsidiary” means a Subsidiary of the Company that meets the definition of “significant subsidiary” in Article 1, Rule 1-02 of Regulation S-X under the Exchange Act;

(s)“Subsidiary” means, with respect to any given Person, any Person of which the given Person, directly or indirectly, controls, including but not limited through the ownership of more than 50% of the issued and outstanding share capital, voting interests or registered capital and, for the avoidance of doubt, “Subsidiaries” includes any variable interest entity over which the Company or any of its Subsidiaries effects control pursuant to contractual arrangements and which is consolidated with the Company in accordance with general accepted accounting principles applicable to the Company and any Subsidiaries of such variable interest entity;

(t)“Trading Day” means a day on which the ADSs are quoted or traded on a Primary Market on which the shares are then quoted or listed; provided, that in the event that the ADSs are not listed or quoted, then Trading Day shall mean a Business Day.

(u)“Transaction Document(s)” shall mean this Debenture, along with the Securities Purchase Agreement, and any other documents or agreements entered into in connection with the foregoing.

(v)“Underlying Shares” means the Ordinary Shares issuable upon conversion of this Debenture in accordance with the terms hereof.

(w)“Underlying Shares Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement, covering among other things the resale of the ADSs representing underlying Ordinary Shares, and naming the Holder as a “selling stockholder” thereunder.

(x)"VWAP" means, for the ADSs as of any date, the daily dollar volume-weighted average price for such security on the Primary Market as reported by Bloomberg through its “Historical Prices – Px Table with Average Daily Volume” functions, or, if no dollar volume-weighted average price is reported for such security by Bloomberg.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Convertible Debenture to be duly executed by a duly authorized officer as of the date set forth above.

COMPANY:
UCLOUDLINK GROUP INC.

By:	/s/ CHAOHUI CHEN
Name:	CHAOHUI CHEN
Title:	Director & CEO

EXHIBIT I
CONVERSION NOTICE